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                                                                Exhibit 99(j)(1)

                        Consent of Independent Auditors



To the Shareholders and Board of Directors of Barclays Global Investors Funds, Inc.:

To the Interestholders and Board of Trustees of Master Investment Portfolio:

We consent to the use of our report dated April 13, 2001 on the statements of assets and liabilities of LifePath Income Fund, LifePath 2010 Fund, LifePath 2020 Fund, LifePath 2030 Fund and LifePath 2040 Fund (five series of Barclays Global Investors Funds, Inc.) as of February 28, 2001, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 30, to Registration Statement (No. 033-54126) on Form N-1A under the Securities Act of 1933.

We also consent to the use of our report dated April 13, 2001 on the statements of assets and liabilities of LifePath Income Master Portfolio, LifePath 2010 Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio and LifePath 2040 Master Portfolio (five series of Master Investment Portfolio) as of February 28, 2001, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference herein.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectuses and "Independent Auditors" in the statement of additional information.



/s/  KPMG LLP


San Francisco, California
June 28, 2001